CERTIFICATE OF FORMATION

                                       OF

                       GE-WMC MORTGAGE SECURITIES, L.L.C.

1.       The name of the limited liability company is GE-WMC Mortgage
         Securities, L.L.C.

2. The address of its registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street in the City of Wilmington, Delaware 19801, and County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The name and address of the registered agent for the service of process on the Company in the State of Delaware is The Corporation Trust Company, c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Wilmington, Delaware 19801.

         IN WITNESS WHEREOF, the undersigned has executed this certificate of formation of GE-WMC Mortgage Securities, L.L.C. this 21st day of July, 2005.



                                         By: /s/ Elissa Aaronson
                                             --------------------------
                                         Name:   Elissa Aaronson
                                         Title:  Authorized Person